Exhibit 10.1
                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into on the 22 day of December, 2004, by and between SOUTHERN NUCLEAR OPERATING COMPANY, INC. (hereinafter called "Company") and WILLIAM GEORGE HAIRSTON III (hereinafter called "Employee"), to be effective as of December 23, 2004.

                              W I T N E S S E T H:

         WHEREAS, Employee has been employed by Company in the position of Chief Executive Officer and President of Company;

         WHEREAS, Employee ceased acting as Chief Executive Officer and President of Company effective September 1, 2004, and became the Chairman of the Company;

         WHEREAS, Company recognizes Employee's contributions to Company and desires to provide for the continued employment of Employee for a limited duration in the position of Chairman on the terms and conditions set forth herein;

         WHEREAS, Employee is willing to commit himself to continue to serve Company in the position of Chairman on the terms and conditions herein provided.

         NOW, THEREFORE, in consideration of the premise, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                         Employment.

                           Subject to the terms and conditions of
                           this Agreement, Company shall continue to employ Employee in the position of Chairman, and Employee hereby accepts continued employment in such position.

2.                         Term of Employment.

(a) The term of Employee's employment under this Agreement shall be for approximately six (6) months, commencing on the effective date of this Agreement as set forth above and expiring on July 1, 2005, unless and until this Agreement is terminated earlier pursuant to Section 7, 8, or 9 hereof ("Term").

(b) In the event the Employee's employment with the Company is not terminated pursuant to Section 7, 8, or 9 hereof on or before July 1, 2005, Employee's employment with the Company will in any event be terminated on July 1, 2005.


(c) Any termination of Employee's employment under the terms of this Agreement will not affect in any way the continuous obligations of the Employee and the Company, specifically including, but not limited to, those obligations set forth in Sections 10, 11, 12, 13 and 14 of this Agreement.

3.                         Position And Responsibilities.

(a) Position. During the Term of this Agreement, Employee shall serve as Chairman and shall perform such duties and responsibilities incident to such position, including but not limited to, advising Company regarding operations and continuing in his term as Chair of the Nuclear Energy Institute, and any other related duties as may from time to time be assigned to him by the Chairman, Chief Executive Officer and President of Southern Company or his designee (hereafter "Southern CEO").

(b) Full-Time Efforts. Employee shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote his full-time efforts to the business and affairs of Company. Employee agrees to promote the best interests of Company and to not take any actions that in any way damage the public image or reputation of Company, its parent, its subsidiaries or its affiliates.

(c) No Interference With Duties. Except for those activities related to Employee's ownership interests in Hairston Farm LLC and WGH Farm LLC, Employee shall not devote time to other activities such as would inhibit or otherwise interfere with the proper performance of his duties, and shall not be directly or indirectly concerned or interested in any other occupation, activity or interest in any business whatsoever other than (i) holding an interest as a minority shareholder or securities or debenture holder in a company quoted on a nationally recognized exchange or (ii) serving on civic, charitable or industry organization boards or committees, so long as such activities do not significantly interfere with the performance of Employee's responsibilities as an employee of Company in accordance with this Agreement.

(d) Location. Employee's services shall be performed in an office located at 42 Inverness Parkway, Birmingham, Alabama, or any other office or location prescribed by the Southern CEO.

4. Work Standard and Compliance with Laws. Employee hereby agrees that he will at all times comply with and abide by all terms and conditions set forth in this Agreement, and all applicable work policies, procedures and rules as may be issued by Company. Employee further agrees that he shall comply with all federal, state, and local statutes, regulations, and ordinances governing the performance of his duties hereunder.

5. Compensation. Subject to the terms and conditions set forth in this Agreement, Company shall pay Employee and Employee shall accept a base salary at a monthly rate of Forty Thousand Four Hundred Eighty-One Dollars and Seventy Cents ($40,481.70) ("Base Salary") during the Term of this Agreement. The Base Salary shall be paid in accordance with Company's normal payroll practices. Employee's Base Salary shall be subject to increase at the discretion of management, but in no event shall Employee's Base Salary be decreased. All compensation payable to

                           Employee pursuant to this Agreement shall be subject to, and Company will deduct and withhold, all applicable federal, state and local withholding, employment, social security, and other similar taxes.

6. Benefits. During the Term of Employee's employment under this Agreement, Employee shall receive benefits under the various Company and Southern Company plans generally provided to other similarly situated employees of Company which shall include, but shall not be limited to, pension and capital accumulation plans and welfare benefit plans ("Benefit Plans"), in accordance with the terms and conditions of such Benefit Plans. Company shall not by reason of this
                           Section 6 be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such Benefit Plans.

7. Termination for Cause. Notwithstanding anything herein to the contrary, Employee's employment under this Agreement may be immediately terminated at any time by Company without any liability owing to Employee or Employee's beneficiaries under this Agreement, except for any vested benefits under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement, under the following conditions, each of which shall constitute "Cause" or "Termination for Cause":

(a) Employee's conviction of or pleading no contest to a felony or misdemeanor involving moral turpitude;

(b)                        Employee's violation of Section 12 of this Agreement;

(c) Employee's breach or default in the performance of any provision of this Agreement;

(d) The determination by the Southern CEO in his sole discretion that Employee has engaged in any conduct or made any statement that is detrimental to or would prejudice the reputation, character or standing of Company, Southern Company or any of the subsidiaries or affiliates of Southern Company (collectively, "Southern Entities") or would bring any of the Southern Entities into contempt or ridicule or would reasonably shock or offend any community in which any of the Southern Entities is located; or

(e) The determination by the Southern CEO that in his sole discretion Employee has engaged in misconduct, insubordination, unacceptable performance or fraudulent or unethical conduct.

8. Termination Upon Death. Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Employee's death, and Company shall have no further liability to Employee or his beneficiaries under this Agreement, except for any vested benefits under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement.

9.                         Other Termination of Employment.

(a) Notwithstanding anything herein to the contrary, Company may terminate Employee's employment under this Agreement at any time without Cause with thirty
                           (30) days prior written notice to Employee.

(b) Notwithstanding anything herein to the contrary, Employee may terminate his employment under this Agreement at any time with thirty (30) days prior written notice to Company.

(c) Upon Employee's termination under this Section 9, Company shall have no further liability to Employee or to his beneficiaries under the terms of this Agreement, except for any vested benefits under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement.

(d)                        If Employee tenders a resignation under the terms of
                           Section 9(b), Company may elect, at its sole discretion, to terminate Employee's employment at any time after receipt of Employee's notice of resignation and, upon exercise of such option, shall be obligated to pay to Employee only that portion of the Base Salary which has been earned by him through the effective date of such termination. Employee will otherwise be entitled to all other payments or benefits as set forth in Section 6.

10. Publicity; No Disparaging Statement. Except as otherwise provided in Section 11 hereof, Employee covenants and agrees not to engage in any internal or external communications which shall disparage the Company or interfere with the Company's existing or prospective business relationships, or otherwise negatively impact Company employees or operations, as to be determined by the Southern CEO.

11. Confidentiality and Legal Process. Employee represents and agrees that he will keep the terms, amount and fact of this Agreement confidential and that he will not hereafter disclose any information concerning this Agreement to any one other than his personal agents, including, but not limited to, any former, present, or prospective employee or applicant for employment with Company. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions or prohibit Employee from engaging in any other protected activities under applicable law (including protected activities described in Section 211 of the Energy Reorganization Act).

12.                        Non-Disclosure.

(a) Definitions. For purposes of this Section 12, the following terms shall have the following meanings:

(i) "Confidential Information" shall mean the proprietary and confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Southern Entities other than "Trade Secrets" (as defined below), which is of tangible or intangible value to the Southern Entities and that is not generally known to the public or the Southern Entities' competitors but is known only to the Southern Entities and those of their employees, independent contractors or agents to whom such information must be confided for business purposes, including, without limitation, information regarding the Southern Entities' customers, suppliers, partners and affiliates and other items that the Southern Entities may from time to time mark or otherwise identify as confidential, which are gained by Employee as a result of his affiliation with Company, and all non-public information known by or in the possession of Employee related to or regarding any regulatory proceedings involving or related to the Southern Entities .

(ii) "Trade Secrets" shall mean all knowledge, data and information of Company which is defined as a "trade secret" under applicable law.

(b) As the Chairman, Employee will be exposed to and have access to certain Trade Secrets and Confidential Information. Employee acknowledges and agrees that the Trade Secrets and Confidential Information represent a substantial investment by Company and that any unauthorized disclosure or use of any of the Trade Secrets or Confidential Information or any other violation of the confidentiality provisions of this Section 12, would be wrongful and could cause immediate and irreparable injury to Company.

(c) Except as required in order to perform its obligations under this Agreement, or ordered by a court or regulatory agency, Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, publish, market, transfer, assign, show, disclose, divulge, disseminate, reproduce, copy, misappropriate or otherwise communicate in any way to or for any person or entity:

(i) any Confidential Information during the term of this Agreement and for a period of three (3) years thereafter; or

(ii) any Trade Secret at any time during which such information constitutes a trade secret under applicable law.

(d) Employee shall exercise his best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of Company known by, disclosed to or made available to Employee, whether in connection with this Agreement or any other past or present relationship with Company. Employee shall immediately notify Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist Company, to the extent necessary, in the procurement or any protection of Company's rights to or in any of the Trade Secrets or Confidential Information.

(e) Immediately upon termination of this Agreement or at any point prior to or after that time upon the specific request of the Company, Employee shall return to Company, all written or descriptive materials of any kind or any Confidential Information or Trade Secrets in his possession, and the confidentiality obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

13. Work Product. All work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques, processes or information or materials conceived, discovered, written, revised, developed or created by Employee pursuant to his previous, current and ongoing relationship with, or employment by, Company (collectively, the "Work Product") shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et seq., as amended). Employee hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest Employee currently has or in the future may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents including extensions, copyrights, trade secrets, trademarks and service marks and the goodwill associated with each respective mark, and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.

14. Return of Materials. Employee agrees to return all of Company's property to Company prior to the termination of this Agreement for any reason, except as otherwise approved by the Southern CEO. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information, materials and documents provided by Company to Employee or which Employee has developed or collected in the scope of Employee's employment, as well as all Company-issued equipment, supplies, accessories, computers and computer disks, computer files, keys, access cards, credit cards, parking cards, identification cards, fax machines, beepers, Blackberries, and telephones. The parties agree that upon the termination of Employee's employment, Company is authorized to deduct from final compensation or other monies due to Employee any debts or financial obligations owed to Company by Employee.

15.                        General Provisions.

(a) Approval. The terms and conditions of this Agreement are subject to approval by the Compensation and Management Succession Committee of the Southern Company Board of Directors, and upon such approval, this Agreement shall become effective as of the date set forth above.

(b) Amendment. This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

(c) Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Employee (including his heirs and personal representatives) and Company (including its successors and assigns).

(d) Waiver Of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not be construed as or operate as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(e) Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of Company.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without giving effect to conflict of law provisions.

(g) Entire Agreement. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and this Agreement supercedes and replaces any prior agreement, either oral or written, which Employee may have with Company that relates generally to the same subject matter.

(h) Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

(i) Assignment. This Agreement may not be assigned by Employee without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

(j) Survival. Sections 10, 11, 12, 13 and 14 of this Agreement shall survive any termination of this Agreement.


(k) Section Headings. The section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

(l)                        Notices.

(i) All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:


                           If to Company to:   Southern Nuclear Operating
                                               Company,Inc.
                                               c/o Christopher S. Miller
                                               VP Employee Relations & Associate
                                                 General Counsel
                                               Southern Company Services, Inc.
                                               270 Peachtree Street, N.E.
                                               Atlanta, Georgia 30303
                                               Facsimile: (404) 506-0518

                           with a copy to:     Donna Crawford, Esq.
                                               Troutman Sanders LLP
                                               600 Peachtree Street, N.E.,
                                               Suite 5200
                                               Atlanta, Georgia 30308-2216
                                               Facsimile: (404) 962-6538

                           If to Employee to:  Mr. William George Hairston III
                                               3573 Shandwick Place
                                               Birmingham, AL  35242-6408

(ii) All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, three (3) business days after sent by certified or registered mail and when delivered if personal delivery.

(iii) Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

(m) Interpretation. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

(n) Voluntary Agreement. Employee and Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party's choice before executing this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement as of the dates below written.

                 "COMPANY"
                 SOUTHERN NUCLEAR OPERATING COMPANY, INC.

                 By:     /s/  Ellen N. Lindemann                     12/22/04
                    ---------------------------------------------------------
                                                                       Date
                 Title:   VP Human Resources
                        -----------------------------------------------------


                 "EMPLOYEE"

                 /s/ William George Hairston III                   12/21/04
                 ------------------------------------------------------------
                 William George Hairston III                           Date